Exhibit 99.1

[Logo of Michael Foods, Inc.]

NEWS

301 Carlson Parkway ■ Suite 400 ■ Minnetonka, MN 55305 ■ (952) 258-4000 FAX (952) 258-4911 Visit Michael Foods, Inc. on the Internet: www.michaelfoods.com

CONTACT:	Mark D. Witmer Treasurer & Secretary (952) 258-4906

For Immediate Release

MICHAEL FOODS REPORTS FIRST QUARTER RESULTS

MINNETONKA, May 14 -- Michael Foods, Inc. today reported financial results for the first quarter of 2007. Net earnings for the three months ended March 31, 2007 were $4.0 million, compared to $4.1 million in the 2006 period, a decrease of 4%. Net sales for the three months ended March 31, 2007 were $327.9 million, compared to $307.4 million in the 2006 period, an increase of 7%.

Earnings before interest, taxes, depreciation and amortization (EBITDA, as defined in our senior credit facility) for the three months ended March 31, 2007 decreased slightly to $39.0 million, compared to $39.1 million in the 2006 period. We use EBITDA as a measurement of our financial results because we believe it is indicative of the relative strength of our operating performance, it is used to determine incentive compensation levels and it is a key measurement contained in the financial covenants of our senior credit facility.

Commenting on the first quarter results, Chairman and Chief Executive Officer Gregg A. Ostrander said, “We were generally satisfied with our first quarter EBITDA results nearly matching last year’s first quarter in the face of major cost challenges on the Egg Products side of our business. The substantial rise in corn and soybean meal costs year-over-year was a significant head wind. Although we have moved to raise egg products prices, overall, we have not yet been able to offset the increase in cost of goods sold. This is due, in part, to the length of customer contracts related to many of our high value-added egg products, but is also due to market-dictated pricing on food ingredient egg products not yet rising enough to cover the higher egg costs. We are pleased that Egg Products net sales rose by 8%, reflecting improved volumes and pricing. However, the Division’s EBITDA declined by 6% year-over-year due to the egg cost pressures.”

“Our Refrigerated Distribution and Potato Products divisions had strong first quarter EBITDA results, rising 25% and 14%, respectively, from 2006 period levels. The key driver for Refrigerated Distribution was our overall blended margin on cheese products, which boosted contribution from this very important product line. The key driver for Potato Products was a 6% volume rise, which raised net sales and operating earnings for both our foodservice and retail businesses.”

Ostrander added, “We expect to continue to experience high commodity and energy costs as we move into the remainder of this year. Our entire team is focused on managing our costs, driving value-added products volume and aligning revenues with higher input costs going forward. Cash flows from operations remained strong in the first quarter and we foresee continued strength for the balance of the year.”

Unaudited segment data follows (in thousands):

	Egg Products	Refrigerated Distribution	Potato Products	Corporate	Total
Quarter ended March 31, 2007:
External net sales	$229,228	$70,190	$28,513	$—	$327,931
Net earnings	7,891	2,854	2,518	(9,313)	3,950
EBITDA*	29,506	5,519	5,607	(1,678)	38,954

Quarter ended March 31, 2006:
External net sales	$212,985	$68,616	$25,790	$—	$307,391
Net earnings	8,469	1,981	2,085	(8,416)	4,119
EBITDA*	31,547	4,413	4,906	(1,751)	39,115

*	As defined in our senior credit facility.

We believe EBITDA is a widely accepted financial indicator used to analyze and compare companies on the basis of operating performance. It should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles and is not indicative of operating profit or cash flow from operations as determined under generally accepted accounting principles.

The following table reconciles our net earnings to EBITDA for the quarter ended March 31, 2007 (in thousands):

	Egg Products	Refrigerated Distribution	Potato Products	Corporate	Total
Net earnings (loss)	$7,891	$2,854	$2,518	$(9,313)	$3,950
Interest expense, excluding amortization of debt issuance costs	86	—	—	12,129	12,215
Amortization of debt issuance costs	—	—	—	1,016	1,016
Income tax expense	4,273	1,440	1,320	(4,510)	2,523
Depreciation and amortization	16,358	1,083	1,628	3	19,072
Equity sponsor management fee	—	—	—	441	441
Industrial revenue bonds related expenses	248	—	—	—	248
Other	1,726	142	141	(1,444)	565

	30,582	5,519	5,607	(1,678)	40,030
Less:
Unrealized gains on swap contracts	1,076	—	—	—	1,076

EBITDA (as defined in our senior credit facility)	$29,506	$5,519	$5,607	$(1,678)	$38,954

The following table reconciles our net earnings to EBITDA for the quarter ended March 31, 2006 (in thousands):

	Egg Products	Refrigerated Distribution	Potato Products	Corporate	Total
Net earnings (loss)	$8,469	$1,981	$2,085	$(8,416)	$4,119
Interest expense, excluding amortization of debt issuance costs	99	—	—	12,202	12,301
Amortization of debt issuance costs	—	—	—	381	381
Income tax expense (benefit)	4,878	1,140	1,210	(4,858)	2,370
Depreciation and amortization	16,202	1,156	1,479	1	18,838
Equity sponsor management fee	—	—	—	463	463
Industrial revenue bonds related expenses	251	—	—	—	251
Other	1,591	136	132	(1,524)	335

	31,490	4,413	4,906	(1,751)	39,058
Minus:
Unrealized losses on swap contracts	(57)	—	—	—	(57)

EBITDA (as defined in our senior credit facility)	$31,547	$4,413	$4,906	$(1,751)	$39,115

Michael Foods, Inc. is a diversified food processor and distributor with particular interests in egg products, refrigerated grocery products and refrigerated potato products. Principal subsidiaries include M. G. Waldbaum Company, Papetti’s Hygrade Egg Products, Inc., Crystal Farms Refrigerated Distribution Company and Northern Star Co.

Condensed consolidated statements of earnings are as follows:

Michael Foods, Inc.

Consolidated Statements of Earnings

For the Three Months Ended March 31,

(Unaudited, in thousands)

	2007	2006
Net sales	$327,931	$307,391
Cost of sales	271,808	252,504

Gross profit	56,123	54,887
Selling, general & administrative expenses	36,101	35,643
Plant closing expenses	185	—

Operating profit	19,837	19,244
Interest expense, net	13,364	12,639

Earnings before income taxes and equity in losses of unconsolidated subsidiary	6,473	6,605
Income tax expense	2,523	2,370

Earnings before equity in losses of unconsolidated subsidiary	3,950	4,235
Equity in losses of unconsolidated subsidiary	—	116

Net earnings	$3,950	$4,119

	March 31, 2007	December 31, 2006
	(Unaudited)
Selected Balance Sheet Data:
Cash and equivalents	$22,395	$21,576

Accrued interest	9,921	2,497

Total debt, including current maturities	645,453	645,794

Certain items in this release may be forward-looking statements. Such forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, changes in domestic and international economic conditions. Risks and uncertainties also include how the Company’s cash management activities, and those of its customers and suppliers, along with the Company’s growth plans, affect working capital components. Also, the Company faces normal, and at times notable, variances in the supply of, and demand for, eggs, grain feed inputs, and cheese, which can result in pricing and profit margin volatility for certain egg products and cheese. As a result, the Company’s actual financial results could differ materially from the results estimated by, forecasted by, or implied by the Company in such forward-looking statements.

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05-14-07